Exhibit 21

                    LIST OF REGISTRANT'S ACTIVE SUBSIDIARIES

M.C.M. ENVIRONMENTAL TECHNOLOGIES, INC.
Delaware Corporation
96.66% owned

M.C.M. ENVIRONMENTAL TECHNOLOGIES, LTD.
Israeli Corporation
100% owned by M.C.M. Environmental Technologies, Inc.